TRACTOR SUPPLY COMPANY REPORTS RECORD FIRST QUARTER RESULTS
~ Earnings per Share Increased 129.2% to $0.55 vs. $0.24 ~
~ Sales Increased 22.0% to $1.02 Billion ~
~ Same-Store Sales Increased 11.5% ~

Brentwood, Tennessee, April 25, 2012 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 31, 2012.

First Quarter Results
Net sales increased 22.0% to $1.02 billion from $836.6 million in the prior year’s first quarter.  Same-store sales increased 11.5% with broad-based strength across all major product categories and driven, in part, by early spring weather in 2012.  Inflation, principally in consumable, usable and edible (C.U.E.) categories, also contributed to the same-store sales increase.  In addition to these factors, total sales benefited from new store growth and the calendar shift related to the 53rd week in fiscal 2011, which resulted in the capturing of an additional week of spring sales in the first quarter of 2012.

Each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011 due to the Company’s 2011 fiscal year having 53 weeks versus the normal 52 weeks. Reported same-store sales for the first quarter of 2012 are based on the comparable thirteen-week periods ended March 31, 2012 and April 2, 2011.  Adjusting for the week shift, same-store sales for the first quarter of 2011 increased 7.6%.  Same-store sales for the four quarters and full year of 2011, adjusted for the week shift, are presented in the attached table of Selected Financial and Operating Information.

Gross margin dollars increased 21.6% to $332.8 million from $273.6 million in the prior year’s first quarter.  As a percent of sales, gross margin decreased slightly to 32.6% from 32.7% in the prior year.  The decrease in gross margin as a percent of sales resulted primarily from warmer weather in January and February that necessitated markdowns to sell through winter seasonal merchandise, increased transportation costs and an increase in big ticket sales due to the early spring selling season.  These decreases in gross margin were partially offset by favorable inventory shrink results.

Selling, general and administrative expenses, including depreciation and amortization, improved to 26.3% of sales compared to 29.3% of sales in the prior year’s first quarter.  The improvement as a percent of sales was primarily attributable to strong same-store sales growth, which enabled the Company to leverage store payroll and occupancy costs.

Net income for the quarter was $40.3 million, or $0.55 per diluted share, compared to net income of $18.3 million, or $0.24 per diluted share, in the first quarter of the prior year.

The Company opened 33 new stores and closed one store compared to 26 new store openings in the prior year’s first quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted to have reached another milestone, achieving record first quarter sales in excess of one billion dollars for the first time in Tractor Supply’s history.  Customers responded favorably to our spring products and the continual enhancements we have been making to our merchandise assortments.  Our proactive planning allowed us to capture the earlier spring selling season in Southern markets and we reacted quickly to capitalize on the early spring weather seen in March. We continue to evolve our assortments and the in-store experience to ensure we have the right product and marketing programs in place to keep customers highly engaged throughout the spring and summer selling seasons.”

Company Outlook
As reported in the Company’s business update issued on April 12, 2012, for the full-year 2012, the Company expects net sales to range between $4.61 billion and $4.68 billion, same-store sales to increase 4.0% to 5.5% compared to 2011 and net income to range between $260 million and $265 million, or $3.52 to $3.60 per diluted share.

Mr. Wright concluded, “Our first quarter performance continues to demonstrate our improved agility and responsiveness.  We will continue to build on the work we have accomplished in the areas of inventory management and merchandise allocation and regionalization, and believe we can continue to enhance consumer spend and attract new customers to the Tractor Supply brand.  As we look to the remainder of what has started off as another exciting year for Tractor Supply Company, we are energized by the opportunities we see ahead and by our ability to capitalize on those opportunities.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes and will be available through May 9, 2012.

About Tractor Supply Company
At March 31, 2012, Tractor Supply Company operated 1,117 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of privacy, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 31, 2012		March 26, 2011
		% of		% of
		Sales		Sales
Net sales	$1,020,417	100.0%	$836,576	100.0%
Cost of merchandise sold	687,617	67.4	562,970	67.3
Gross margin	332,800	32.6	273,606	32.7

Selling, general and administrative expenses	246,668	24.2	226,575	27.1
Depreciation and amortization	21,739	2.1	18,265	2.2

Income from operations	64,393	6.3	28,766	3.4
Interest expense, net	583	0.0	243	0.0

Income before income taxes	63,810	6.3	28,523	3.4
Income tax expense	23,482	2.3	10,188	1.2
Net income	$40,328	4.0%	$18,335	2.2%

Net income per share:
Basic	$0.56		$0.25
Diluted	$0.55		$0.24

Weighted average shares outstanding (000’s):
Basic	71,594		72,704
Diluted	73,494		74,927

Dividends declared per common share outstanding	$0.12		$0.07

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2012	March 26, 2011
ASSETS
Current assets:
Cash and cash equivalents	$126,695	$140,448
Restricted cash	21,870	--
Short-term investments	--	15,913
Inventories	1,031,780	941,377
Prepaid expenses and other current assets	50,337	40,698
Deferred income taxes	1,431	--
Total current assets	1,232,113	1,138,436

Property and Equipment
Land	39,006	30,350
Buildings and improvements	472,750	385,188
Furniture, fixtures and equipment	319,816	263,228
Computer software and hardware	112,643	100,630
Construction in progress	20,525	38,398
	964,740	817,794
Accumulated depreciation and amortization	(476,070)	(403,976)
Property and equipment, net	488,670	413,818

Goodwill	10,258	10,258
Deferred income taxes	--	2,780
Other assets	12,610	11,861

TOTAL ASSETS	$1,743,651	$1,577,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$423,913	$406,408
Accrued employee compensation	13,211	17,021
Other accrued expenses	121,861	122,442
Current portion of capital lease obligations	35	58
Income taxes payable	6,526	--
Deferred income taxes	--	14,287
Total current liabilities	565,546	560,216

Capital lease obligations	1,272	1,302
Deferred income taxes	10,497	--
Deferred rent	76,776	71,704
Other long-term liabilities	34,405	31,825
Total liabilities	688,496	665,047

Stockholders’ equity:
Common stock	649	636
Additional paid-in capital	317,717	254,064
Treasury stock	(441,516)	(310,522)
Retained earnings	1,178,305	967,928
Total stockholders’ equity	1,055,155	912,106

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,743,651	$1,577,153

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 31, 2012	March 26, 2011
Cash flows from operating activities:
Net income	$40,328	$18,335
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	21,739	18,265
Loss on disposal of property and equipment	87	45
Stock compensation expense	4,559	3,612
Excess tax benefit of stock options exercised	(9,934)	(4,830)
Deferred income taxes	4,106	8,403
Change in assets and liabilities:
Inventories	(200,961)	(204,857)
Prepaid expenses and other current assets	1,391	(6,753)
Accounts payable	157,504	159,020
Accrued employee compensation	(35,050)	(17,555)
Other accrued expenses	(9,933)	(12,366)
Income taxes payable	4,586	(3,439)
Other	1,280	(2,681)

Net cash used in operating activities	(20,298)	(44,801)

Cash flows from investing activities:
Capital expenditures	(31,829)	(28,905)
Proceeds from sale of property and equipment	--	56

Net cash used in investing activities	(31,829)	(28,849)

Cash flows from financing activities:
Excess tax benefit of stock options exercised	9,934	4,830
Principal payments under capital lease obligations	(10)	(47)
Restricted stock units withheld to satisfy tax obligations	(6,581)	(872)
Repurchase of common stock	(4,143)	(53,146)
Net proceeds from issuance of common stock	11,274	11,105
Cash dividends paid to stockholders	(8,617)	(5,111)

Net cash provided by (used in) financing activities	1,857	(43,241)

Net decrease in cash and cash equivalents	(50,270)	(116,891)

Cash and cash equivalents at beginning of period	176,965	257,339

Cash and cash equivalents at end of period	$126,695	$140,448

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$28	$33
Income taxes	14,412	8,253

Non-cash accruals for construction in progress	2,254	7,422

Selected Financial and Operating Information
(Unaudited)

	THIRTEEN WEEKS ENDED
	March 31, 2012	March 26, 2011	April 2, 2011
		(originally reported)	(adjusted for week shift) (c)
Sales Information:
Total sales increase	22.0%	17.7%	14.5%
Same-store sales increase(a)	11.5%	10.7%	7.6%
Non-comp sales (% of total sales)	5.8%	5.9%	6.0%

Average transaction value	$43.03	$39.56	$40.15
Comp average transaction value increase	7.1%	2.3%	0.9%
Comp average transaction count increase(a)	4.0%	8.2%	6.6%

Store Count Information:
Beginning of period	1,085	1,001
New stores opened	33	26
Stores closed	(1)	--
End of period	1,117	1,027

Pre-opening costs (000’s)	$2,064	$2,462

Balance Sheet Information:
Average inventory per store (000’s) (b)	$867	$878
Inventory turns (annualized)	3.06	2.80
Financed inventory (b)	43.3%	48.3%
Share repurchase program:
Cost (000’s)	$4,143	$53,146
Average purchase price per share	$75.73	$52.54

2011 SAME-STORE SALES: ORIGINALLY REPORTED AND ADJUSTED FOR WEEK SHIFT(c)
(unaudited)
	FISCAL 2011

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Same-store sales increase (originally reported)	10.7%	4.6%	11.5%	7.6%	8.2%
Same-store sales increase (adjusted for week shift)	7.6%	7.1%	11.9%	7.1%	8.3%
Impact of week shift	(3.1%)	2.5%	0.4%	(0.5%)	0.1%
____________________________________________

(a)	There is one less same-store sales day in first quarter fiscal 2012 compared to first quarter fiscal 2011. The impact of one less day is approximately 110 basis points.
(b)	Assumes average inventory cost, excluding inventory in transit.
(c)	Due to the 53-week fiscal 2011, each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011. The chart above presents same-store sales for 2011 as originally reported and as adjusted to represent the same 13-week period as the 2012 fiscal quarters. The adjusted 13-week periods end on April 2, 2011, July 2, 2011, October 1, 2011 and December 31, 2011, respectively.